Exhibit 99.1

401 Merritt 7

Norwalk, CT 06851

203.614.5600

www.frontier.com

Frontier Communications Reports 2016  Second Quarter Results

●	Achieved Annualized Cost Synergies of $1 billion in the Second Quarter
●	Raising Cost Synergy Target to $1.25 billion from $700 million annually
●	Broadband Upgrade Continues – Planning additional 1.5 million 50 Mbps capable or higher households over the next year
●	2016 guidance ranges narrowed; 2017 outlook guidance provided
●	Dividend Payout Ratio(1) of 49% in second quarter

Norwalk, Conn., August 1, 2016 — Frontier Communications Corporation (NASDAQ:FTR) today reported its financial results for the second quarter of 2016, which include contributions from the fully integrated assets Frontier acquired from Verizon in California, Texas, and Florida (CTF).

“We are very pleased with the performance of our newly acquired assets and our achievement of annualized cost synergies of $1 billion in the second quarter. We now expect annual cost synergies related to the acquisition of $1.25  billion, up from our original estimate of $700 million,” said Dan McCarthy, Frontier President and Chief Executive Officer.

“As we move forward, we are continuing to focus on executing our strategy for growth, including upgrading our broadband speed capabilities, expanding our new Vantage video service to an increasing portion of our footprint, and implementing our successful commercial distribution capabilities in Frontier’s new markets.  We will remain focused on increasing our broadband and video penetration, and improving our efficiency.  Our priorities continue to be driving strong free cash flow and continuing our disciplined capital allocation policy, which together underpin our very attractive, sustainable dividend, and industry-leading dividend payout ratio.  We also are very well-positioned to achieve our plan to reduce leverage over time,” McCarthy said.

_________________________

(1) Dividend payout ratio is a non-GAAP measure calculated as common stock dividends ($123 million in Q2), divided by adjusted free cash flow ($250 million in Q2).  Adjusted free cash flow is a non-GAAP measure of liquidity; the most directly comparable GAAP measure is net cash provided by operating activities ($693 million for Q2). See “Non-GAAP Measures” for a description of adjusted free cash flow and its calculation.  See Schedule A for a reconciliation to net cash provided by operating activities.

Financial Highlights for the Second Quarter 2016:

•	Revenue of $2,608 million
•	Operating income of $311 million, operating income margin of 11.9%
•	Net loss of $80 million, or ($0.07) per share
•	Adjusted EBITDA(2) of $1,032 million, adjusted EBITDA margin of 39.6%
•	Net cash provided from operating activities of $693 million
•	Adjusted Free Cash Flow(3) of $250 million

Revenue:

	For the quarter ended
	June 30, 2016
($ in millions)	Consolidated	CTF	Frontier	March 31,	June 30,
	Amount	Operations	Legacy*	2016	2015

Total revenue	$2,608	$1,282	$1,326	$1,355	$1,368

*  Excludes results from the recently acquired CTF Operations.  See attached schedules for the presentation of consolidated results.

Revenue in the second quarter of 2016 associated with the CTF Operations reflected certain reductions to revenues previously reported for the business, including revenue that did not transfer over from Verizon and strategic decisions to terminate certain contracts and services which, while lowering revenues, added to EBITDA. Revenues were also impacted by one-time items, including the temporary suspension of late fees,  outage credits and the anticipated acquisition-related accounting changes.  Also, as previously announced, the Company temporarily suspended marketing activity which impacted customer additions. Mr. McCarthy commented, “We are pleased that the EBITDA from the acquired operations met our expectations for the quarter as a result of better-than-expected cost synergies, and despite our strategic decision to forego specific revenue opportunities.”

Customers:

	As of and for the quarter ended
	June 30, 2016	June 30, 2015
Residential customer metrics:
Customers (in thousands)	5,243	3,175
Average monthly residential revenue per customer	$83.20	$64.43
Customer monthly churn	1.91%	1.78%

Business customer metrics:
Customers (in thousands)	528	299
Average monthly business revenue per customer	$658.00	$689.21

Broadband subscribers (in thousands)	4,570	2,406
Video subscribers (in thousands)	1,628	569

The broadband and video unit results during the second quarter reflect Frontier’s previously-stated plans to suspend marketing during the second quarter to prospective new customers in the acquired CTF markets, enabling Frontier to focus its efforts on supporting existing customers in those markets.  Marketing spending and engagement have now returned to normal levels and the Company anticipates improved customer additions in the third quarter and beyond.  Residential ARPC increased

_____________________________________________

(2) Adjusted EBITDA and adjusted EBITDA margin are non-GAAP measures of performance. See “Non-GAAP Measures” for a description of these non-GAAP measures and their calculation.  See Schedule A for a reconciliation to net loss.

 (3) Adjusted free cash flow is a non-GAAP measure of liquidity. See “Non-GAAP Measures” for a description of adjusted free cash flow and its calculation.

during the second quarter largely as a result of the greater availability of video in the new CTF markets. Business ARPC decreased primarily due to the CTF markets having proportionally fewer wholesale customers relative to total business customers as compared to our legacy markets.

Integration Costs:

Frontier completed its CTF customer conversion activities in the second quarter and is finalizing the remainder of its integration work.  During the second quarter, Frontier incurred $106 million of integration operating expenses and $36 million of integration capital expenditures.  These costs were driven by cutover activities and the acceleration of certain projects to improve synergy attainment.

Cash Flow Highlights:

For the quarter ended
	June 30, 2016	June 30, 2015
Capital expenditures – business operations	$ 350	$ 178
Capital expenditures – integration activities	$ 36	$ 28
Dividends paid – preferred stock	$ 53	$ -
Adjusted free cash flow(4)	$ 250	$ 200
Dividends paid – common stock	$ 123	$ 106
Dividend payout ratio(4)	49%	53%

Guidance:

For the full year 2016, Frontier expects:

•	Adjusted free cash flow (as calculated per Schedule A) to be in the range of $825 million to $900 million(5)
•	Capital expenditures to be in the range of $1,275 million to $1,325 million
•	Cash taxes refunds to be in the range of $10 million to $20 million
•	Cash contributions to the pension plan to be in the range of $10 million to $15 million.

•	For the full year 2017, Frontier expects adjusted EBITDA to be greater than $4 billion.

Non-GAAP Measures

Frontier uses certain non-GAAP financial measures in evaluating its performance, including EBITDA, EBITDA margin, adjusted EBITDA, adjusted EBITDA margin, free cash flow, adjusted free cash flow, adjusted operating expenses, adjusted net income, adjusted earnings per share and  dividend payout ratio, each of which is described below.  Management uses these non-GAAP financial measures internally to (i) assist in analyzing Frontier's underlying financial performance from period to period, (ii) evaluate our regional financial performance, (iii) analyze and evaluate strategic and operational decisions, (iv) establish criteria for compensation decisions, and (v) assist in the understanding of Frontier's ability to generate cash flow and, as a result, to plan for future capital and operational decisions.  We believe that the presentation of these non-GAAP financial measures provides useful information to investors regarding our financial condition and results of operations

_________________________

(4) Adjusted free cash flow and dividend payout ratio are non-GAAP measures. See note 1, above.

(5) Frontier does not provide guidance for the most directly comparable GAAP measure to adjusted free cash flow, because such guidance for net cash provided from operating activities cannot be prepared without unreasonable effort. We do not provide guidance for certain reconciling items between adjusted free cash flow and net cash provided by operating activities. In addition, some reconciling items, including changes in current assets and liabilities, cannot reasonably be predicted and/or are not within our control. As a qualitative matter, after taking these items into consideration, factors that will cause adjusted free cash flow to increase or decrease are likely to have a similar effect on net cash provided from operating activities. Actual results for these two liquidity measures may vary materially from each other.

because these measures, when used in conjunction with related GAAP financial measures (i) together provide a more comprehensive view of our core operations and ability to generate cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors and rating agencies have indicated to management are useful to them in assessing Frontier and its results of operations.

A reconciliation of these measures to the most comparable financial measures calculated and presented in accordance with GAAP is included in the accompanying tables. These non-GAAP financial measures are not measures of financial performance or liquidity under GAAP, nor are they alternatives to GAAP measures and they may not be comparable to similarly titled measures of other companies.

EBITDA is defined as net income (loss) less income tax expense (benefit), investment and other income, interest expense and depreciation and amortization.  EBITDA margin is calculated by dividing EBITDA by total revenues.

Adjusted EBITDA is defined as EBITDA, as described above, adjusted to exclude acquisition and integration costs, and non-cash pension/OPEB costs.  Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by total revenues.

Management uses EBITDA, EBITDA margin, adjusted EBITDA and adjusted EBITDA margin to assist it in comparing performance from period to period and as measures of operational performance.  We believe that these non-GAAP measures provide useful information for investors in evaluating our operational performance from period to period because they exclude depreciation and amortization expenses related to investments made in prior periods and are determined without regard to capital structure or investment activities.  By excluding capital expenditures, debt repayments and dividends, these non-GAAP financial measures have certain shortcomings.  Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Adjusted net income (loss) attributable to Frontier common shareholders is defined as net income (loss) attributable to Frontier common shareholders and excludes acquisition and integration costs, certain income tax items and the income tax effect of these items.  Adjustments have also been made to exclude the financing costs and related income tax effects associated with the Verizon Transaction, including interest expense and preferred dividends prior to our ownership of the CTF Operations.  Adjusting for these items allows investors to better understand and analyze our financial performance over the periods presented.

Adjusted earnings per share is calculated by dividing adjusted net income (loss) attributable to Frontier common shareholders by the weighted average shares outstanding – basic.

Free Cash Flow, as used by management in the operation of its business, is defined as net cash provided from operating activities less capital expenditures for business operations and preferred dividends. In determining free cash flow, further adjustments are made to add back acquisition and integration costs, and interest expense on commitment fees, which provides a better comparison of our core operations from period to period. Changes in working capital accounts are excluded from this calculation due to seasonality and specific timing of cash receipts and disbursements between various reporting periods.

Adjusted Free Cash Flow is defined as free cash flow, as described above and adding back interest expense on incremental debt and dividends paid on preferred stock issued to finance the Verizon Acquisition incurred prior to our ownership of the CTF Operations.

Management uses free cash flow and adjusted free cash flow to assist it in comparing performance and liquidity from period to period and to obtain a more comprehensive view of our core operations and ability to generate cash flow.  We believe that these non-GAAP measures are useful to investors in evaluating cash available to service debt and pay dividends.  In addition, we believe that adjusted free cash flow provides a useful comparison from period to period because it excludes the impact of financing raised in connection with the Verizon Acquisition during periods prior to our ownership of the CTF Operations.  These non-GAAP financial measures have certain shortcomings; they do not represent the residual cash flow available for discretionary expenditures, since items such as debt repayments, changes in working capital and common stock dividends are not deducted in determining such measures.  Management compensates for these shortcomings by utilizing these non-GAAP financial measures in conjunction with the comparable GAAP financial measures.

Dividend Payout Ratio is calculated by dividing the dividends paid on common stock by free cash flow.  Management uses the dividend payout ratio as a metric to indicate how much money Frontier is returning to our shareholders.  We have made adjustments to exclude the impact of financing raised in connection with the Verizon Acquisition during periods prior to our ownership of the CTF Operations, which we believe provides a useful comparison from period to period.

Adjusted Operating Expenses is defined as operating expenses adjusted to exclude depreciation and amortization, acquisition and integration costs, and non-cash pension/OPEB costs.  Investors have indicated that this non-GAAP measure is useful in evaluating Frontier’s performance.

The information in this press release should be read in conjunction with the financial statements and footnotes contained in our documents filed with the U.S. Securities and Exchange Commission.

Conference Call and Webcast

We will host a conference call today at 4:30  P.M. Eastern time.  In connection with the conference call and as a convenience to investors, Frontier furnished today, on a Current Report on Form 8-K, additional materials regarding second quarter 2016 results. The conference call will be webcast and may be accessed at http://investor.frontier.com/events.cfm.

A telephonic replay of the conference call will be available from 8 P.M. Eastern time on August 1, 2016 through 8 P.M. Eastern time on August 6, 2016, via dial-in at 888-203-1112 for U.S. and Canadian callers or, outside the United States and Canada, at 719-457-0820. Use the passcode 3831047 to access the replay. A webcast replay of the call will be available at www.frontier.com/ir.

About Frontier Communications

Frontier Communications Corporation is a leader in providing communications services to urban, suburban, and rural communities in 29 states. Frontier offers a variety of services to residential customers over its fiber-optic and copper networks, including video, high-speed internet, advanced voice, and Frontier Secure® digital protection solutions. Frontier Business Edge™ offers communications solutions to small, medium, and enterprise businesses.  Frontier’s approximately 30,300 employees are based entirely in the United States. More information about Frontier is available at www.frontier.com.

Forward-Looking Statements

This document contains "forward-looking statements," related to future, not past, events. Forward-looking statements address our expected future business and financial performance and financial condition, and contain words such as "expect," "anticipate," "intend," "plan," "believe," "seek," "see," "will," "would," or "target." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties that could cause our actual results to be materially different than those expressed in our forward-looking statements include: risks related to the acquisition of properties from Verizon, including our ability to successfully operate the acquired business, our ability to realize anticipated cost savings,  our ability to enter into or obtain, or delays in entering into or obtaining, agreements and consents necessary to operate the acquired business as planned, on terms acceptable to us, and increased expenses incurred due to activities related to the transaction; our ability to meet our debt and debt service obligations; competition from cable, wireless and wireline carriers and satellite companies and the risk that we will not respond on a timely or profitable basis; our ability to successfully adjust to changes in the communications industry, including the effects of technological changes and competition on our capital expenditures, products and service offerings; reductions in revenue from our voice customers that we cannot offset with increases in revenue from broadband and video subscribers and sales of other products and services; our ability to maintain relationships with customers, employees or suppliers; the impact of regulation and regulatory, investigative and legal proceedings and legal compliance risks; continued reductions in switched access revenues as a result of regulation, competition or technology substitutions; the effects of changes in the availability of federal and state universal service funding or other subsidies to us and our competitors; our ability to effectively manage service quality in our territories and meet mandated service quality metrics; our ability to successfully introduce new product offerings; the effects of changes in accounting policies or practices, including potential future impairment charges with respect to our intangible assets; our ability to effectively manage our operations, operating expenses, capital expenditures, debt service requirements and cash paid for income taxes and liquidity, which may affect payment of dividends on our common and preferred shares; the effects of changes in both general and local economic conditions on the markets that we serve; the effects of increased medical expenses and pension and postemployment expenses; the effects of changes in income tax rates, tax laws, regulations or rulings, or federal or state tax assessments; our ability to successfully renegotiate union contracts; changes in pension plan assumptions, interest rates, regulatory rules and/or the value of our pension plan assets, which could require us to make increased contributions to the pension plan in 2016 and beyond; adverse changes in the credit markets or in the ratings given to our debt securities by nationally accredited ratings organizations, which could limit or restrict the ability, or increase the cost, of financing to us; the effects of state regulatory cash management practices that could limit our ability to transfer cash among our subsidiaries or dividend funds up to the parent company; the effects of severe weather events or other natural or man-made disasters, which may increase our operating expenses or adversely impact customer revenue; the impact of potential information technology or data security breaches or other disruptions; and the other factors that are described in our filings with the U.S. Securities and Exchange Commission, including our reports on Forms 10-K and 10-Q. These risks and uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update or revise these forward-looking statements.

INVESTOR CONTACT:	MEDIA CONTACT:
Luke Szymczak	Peter DePasquale
VP, Investor Relations	VP, Corporate Communications
(203) 614-5044	(203) 614-5097
luke.szymczak@FTR.com	peter.depasquale@FTR.com

TABLES TO FOLLOW

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,
($ in millions and shares in thousands, except per share amounts)	2016	2016	2015	2016	2015

Statement of Operations Data
Revenue	$2,608	$1,355	$1,368	$3,963	$2,739

Operating expenses:
Network access expenses	453	160	161	613	316
Network related expenses	546	326	313	872	638
Selling, general and administrative expenses	596	357	331	953	661
Depreciation and amortization	575	316	335	891	676
Acquisition and integration costs	127	138	35	265	92
Total operating expenses	2,297	1,297	1,175	3,594	2,383

Operating income	311	58	193	369	356

Investment and other income, net	-	11	1	11	2
Interest expense	386	373	260	759	505

Loss before income taxes	(75)	(304)	(66)	(379)	(147)
Income tax benefit	(48)	(118)	(38)	(166)	(68)

Net loss	(27)	(186)	(28)	(213)	(79)

Less: Dividends on preferred stock	53	54	-	107	-
Net loss attributable to Frontier
common shareholders	$(80)	$(240)	$(28)	$(320)	$(79)

Weighted average shares outstanding - basic and diluted	1,164,262	1,164,041	1,037,407	1,164,083	1,018,976

Basic and diluted net loss per common share	$(0.07)	$(0.21)	$(0.03)	$(0.28)	$(0.08)

Other Financial Data:
Capital expenditures - Business operations	$350	$207	$178	$557	$348
Capital expenditures - Integration activities	36	52	28	88	38
Dividends paid - Common Stock	123	123	106	246	211
Dividends paid - Preferred Stock	53	54	-	107	-

Frontier Communications Corporation

Consolidated Financial Data

	For the quarter ended
	June 30, 2016
	Consolidated	CTF	Frontier	March 31,	June 30,
($ in millions)	Amount	Operations	Legacy	2016	2015

Selected Statement of
Operations Data
Revenue:
Voice services	$836	$379	$457	$467	$515
Data and internet services	1,048	463	585	587	584
Video	419	351	68	67	72
Other	78	20	58	68	65
Customer revenue	2,381	1,213	1,168	1,189	1,236
Switched access and subsidy	227	69	158	166	132
Total revenue	$2,608	$1,282	$1,326	$1,355	$1,368

Other Financial Data
Revenue:
Residential	$1,332	$753	$579	$583	$615
Business	1,049	460	589	606	621
Customer revenue	2,381	1,213	1,168	1,189	1,236
Switched access and subsidy	227	69	158	166	132
Total revenue	$2,608	$1,282	$1,326	$1,355	$1,368

Operating Expenses
Network access expenses	$453	$298	$155	$160	$161
Network related expenses	546	218	328	326	313
Selling, general and administrative expenses	596	240	356	357	331
Acquisition and integration costs	127	-	127	138	35
Cost and expenses (exclusive of depreciation	1,722	756	966	981	840
and amortization)
Depreciation and amortization	575	262	313	316	335
Total Operating Expenses	$2,297	$1,018	$1,279	$1,297	$1,175

Frontier Communications Corporation

Consolidated Financial Data

	For the six months ended
	June 30, 2016
	Consolidated	CTF	Frontier	June 30,
($ in millions)	Amount	Operations	Legacy	2015

Selected Statement of
Operations Data
Revenue:
Voice services	$1,303	$379	$924	$1,040
Data and internet services	1,635	463	1,172	1,159
Video	487	351	136	143
Other	145	20	125	127
Customer revenue	3,570	1,213	2,357	2,469
Switched access and subsidy	393	69	324	270
Total revenue	$3,963	$1,282	$2,681	$2,739

Other Financial Data
Revenue:
Residential	$1,915	$753	$1,162	$1,232
Business	1,655	460	1,195	1,237
Customer revenue	3,570	1,213	2,357	2,469
Switched access and subsidy	393	69	324	270
Total revenue	$3,963	$1,282	$2,681	$2,739

Operating Expenses
Network access expenses	$613	$298	$315	$316
Network related expenses	872	218	654	638
Selling, general and administrative expenses	953	240	713	661
Acquisition and integration costs	265	-	265	92
Cost and expenses (exclusive of depreciation	2,703	756	1,947	1,707
and amortization)
Depreciation and amortization	891	262	629	676
Total Operating Expenses	$3,594	$1,018	$2,576	$2,383

Frontier Communications Corporation

Consolidated Financial and Operating Data

	For the quarter ended				For the six months ended
	June 30,		March 31,	June 30,	June 30,
	2016		2016	2015	2016		2015

Customers (in thousands)	5,771	(1)	3,372	3,474	5,771	(1)	3,474
Residential customer metrics:
Customers (in thousands)	5,243	(1)	3,088	3,175	5,243	(1)	3,175
Average monthly residential
revenue per customer	$83.20		$62.64	$64.43	$72.88		$64.31
Customer monthly churn	1.91%		1.83%	1.78%	1.87%		1.78%

Business customer metrics:
Customers (in thousands)	528	(1)	284	299	528	(1)	299
Average monthly business
revenue per customer	$658.00		$704.10	$689.21	$680.93		$684.58

Employees	30,308		20,416	18,183	30,308		18,183
Broadband subscribers (in thousands)	4,570	(2)	2,487	2,406	4,570	(2)	2,406
Video subscribers (in thousands)	1,628	(2)	543	569	1,628	(2)	569

(1)	2,336,000 residential customers, 250,000 business customers and 2,586,000 total customers were acquired at the time of the April 2016 Verizon Acquisition.
(2)	2,160,000 broadband subscribers and 1,197,000 video subscribers were acquired at the time of the April 2016 Verizon Acquisition.

Frontier Communications Corporation

Condensed Consolidated Balance Sheet Data

($ in millions)	June 30, 2016	December 31, 2015

ASSETS
Current assets:
Cash and cash equivalents	$683	$936
Accounts receivable, net	1,034	571
Restricted cash	-	8,444
Other current assets	164	180
Total current assets	1,881	10,131

Property, plant and equipment, net	16,161	8,493
Other assets - principally goodwill	11,414	8,460
Total assets	$29,456	$27,084

LIABILITIES AND EQUITY
Current liabilities:
Long-term debt due within one year	$1,043	$384
Accounts payable and other current liabilities	2,149	1,509
Total current liabilities	3,192	1,893

Deferred income taxes and other liabilities	4,279	4,069
Long-term debt	16,923	15,508
Equity	5,062	5,614
Total liabilities and equity	$29,456	$27,084

Frontier Communications Corporation

Consolidated Cash Flow Data

	For the six months ended June 30,
($ in millions)	2016	2015

Cash flows provided from (used by) operating activities:
Net loss	$(213)	$(79)
Adjustments to reconcile net loss to net cash provided from (used by)
operating activities:
Depreciation and amortization	891	676
Pension/OPEB costs	35	-
Stock based compensation expense	15	12
Amortization of deferred financing costs	28	138
Other non-cash adjustments	2	(10)
Deferred income taxes	(171)	115
Change in accounts receivable	(141)	77
Change in accounts payable and other liabilities	170	(99)
Change in other current assets	15	(214)
Net cash provided from operating activities	631	616

Cash flows provided from (used by) investing activities:
Cash paid for the Verizon Acquisition	(9,886)	-
Capital expenditures - Business operations	(557)	(348)
Capital expenditures - Integration activities	(88)	(38)
Network expansion funded by Connect America Fund - Phase I	-	(16)
Cash transferred from/(to) escrow	8,444	(1,840)
Cash paid for an acquisition, net of cash acquired	-	(16)
Other	6	1
Net cash used by investing activities	(2,081)	(2,257)

Cash flows provided from (used by) financing activities:
Proceeds from long-term debt borrowings	1,625	3
Financing costs paid	(7)	-
Long-term debt payments	(69)	(250)
Proceeds from issuance of common stock, net	-	799
Proceeds from issuance of preferred stock, net	-	1,866
Dividends paid on common stock	(246)	(211)
Dividends paid on preferred stock	(107)	-
Other	1	(2)
Net cash provided from financing activities	1,197	2,205

Increase/(Decrease) in cash and cash equivalents	(253)	564
Cash and cash equivalents at January 1,	936	682

Cash and cash equivalents at June 30,	$683	$1,246

Supplemental cash flow information:
Cash paid (received) during the period for:
Interest	$711	$358
Income taxes (refunds), net	$(32)	$20

Schedule A

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,
($ in millions)	2016	2016	2015	2016	2015

EBITDA
Net Loss	$(27)	$(186)	$(28)	$(213)	$(79)
Add back (subtract):
Income tax benefit	(48)	(118)	(38)	(166)	(68)
Interest expense	386	373	260	759	505
Investment and other income, net	-	(11)	(1)	(11)	(2)
Operating income	311	58	193	369	356

Depreciation and amortization	575	316	335	891	676
EBITDA	886	374	528	1,260	1,032

Add back:
Acquisition and integration costs	127	138	35	265	92
Pension/OPEB costs (1)	19	16	(2)	35	-
Adjusted EBITDA	$1,032	$528	$561	$1,560	$1,124

EBITDA margin	34.0%	27.6%	38.6%	31.8%	37.6%
Adjusted EBITDA margin	39.6%	38.9%	41.0%	39.4%	41.0%

Free Cash Flow
Net cash provided from (used by)
operating activities	$693	$(62)	$367	$631	$616
Add back (subtract):
Capital expenditures - Business operations	(350)	(207)	(178)	(557)	(348)
Acquisition and integration costs	127	138	35	265	92
Deferred income taxes	52	119	(148)	171	(115)
Income tax benefit	(48)	(118)	(38)	(166)	(68)
Dividends on preferred stock	(53)	(54)	-	(107)	-
Non-cash (gains)/losses, net	(35)	(45)	(81)	(80)	(140)
Changes in current assets and liabilities	(162)	118	168	(44)	235
Pension/OPEB costs (1)	19	16	(2)	35	-
Cash paid (refunded) for income taxes	-	32	(3)	32	(20)
Stock based compensation	7	8	5	15	12
Interest expense - commitment fees(2)	-	10	75	10	132

Free cash flow	$250	$(45)	$200	$205	$396
Dividends on preferred stock	-	54	-	54	-
Incremental interest on new debt	-	178	-	178	-
Adjusted free cash flow	$250	$187	$200	$437	$396

(1)

Reflects pension and other postretirement benefit (OPEB) expense, net of capitalized amounts,  of $28 million, $21 million and $18 million for the quarters ended June 30, 2016, March 31, 2016 and June 30, 2015,  respectively, less cash pension contributions and certain OPEB costs/payments of $9 million, $5 million and $20 million for the quarters ended June 30, 2016, March 31, 2016 and June 30, 2015,  respectively.  Reflects pension and OPEB expense, net of capitalized amounts, of $49 million and $37 million for the six months ended June 30, 2016 and 2015, respectively, less cash pension contributions and certain OPEB costs/payments of $14 million and $37 million for the six months ended June 30, 2016 and 2015, respectively.

(2)

Includes interest expense of $10 million and $75 million for the quarters ended March 31, 2016 and June 30, 2015, respectively, and $10 million and $132 million for the six months ended June 30, 2016 and 2015, respectively, related to commitment fees on bridge loan facilities.

Schedule B

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	June 30, 2016		March 31, 2016		June 30, 2015
($ in millions, except per share amounts)	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share	Net Income (Loss)	Basic Earnings (Loss) Per Share

Net loss attributable to

Frontier common shareholders	$(80)	$(0.07)	$(240)	$(0.21)	$(28)	$(0.03)

Acquisition and integration costs	127		138		35
Acquisition related interest expense (1)	-		188		75
Certain other tax items (2)	(17)		-		(15)
Income tax effect on above items:
Acquisition and integration costs	(51)		(53)		(12)
Acquisition related interest expense	-		(73)		(28)
	59	0.05	200	0.17	55	0.06
Dividends on preferred stock	-	-	54	0.05	-	-

Adjusted net income (loss) attributable to
Frontier common shareholders(3)	$(21)	$(0.02)	$14	$0.01	$27	$0.03

	For the six months ended
	June 30, 2016				June 30, 2015
	Net Income (Loss)	Basic Earnings (Loss) Per Share			Net Income (Loss)	Basic Earnings (Loss) Per Share

Net loss attributable to
Frontier common shareholders	$(320)	$(0.28)			$(79)	$(0.08)

Acquisition and integration costs	265				92
Acquisition related interest expense (1)	188				132
Certain other tax items (2)	(17)				(15)
Income tax effect on above items:
Acquisition and integration costs	(104)				(34)
Acquisition related interest expense	(73)				(48)
	259	0.22			127	0.13
Dividends on preferred stock	54	0.05			-	-

Adjusted net income (loss) attributable to
Frontier common shareholders(3)	$(7)	$(0.01)			$48	$0.05

(1)

Represents interest expense related to commitment fees on bridge loan facilities in connection with the Verizon transaction. Also includes interest expense related to the September 2015 private debt offering in connection with financing the Verizon transaction.

(2)

Includes impact arising from federal research and development credits, the domestic production activities deduction, changes in certain deferred tax balances, state tax law changes, state filing method change and the net impact of uncertain tax positions.

(3)	Adjusted net income (loss) attributable to Frontier common shareholders may not sum due to rounding.

Schedule C

Frontier Communications Corporation

Reconciliation of Non-GAAP Financial Measures

	For the quarter ended
	June 30, 2016
	Consolidated	CTF	Frontier	March 31,	June 30,
($ in millions)	Amount	Operations	Legacy	2016	2015

Adjusted Operating Expenses

Total operating expenses	$2,297	$1,018	$1,279	$1,297	$1,175

Subtract:
Depreciation and amortization	575	262	313	316	335
Acquisition and integration costs	127	-	127	138	35
Pension/OPEB costs	19	1	18	16	(2)
Adjusted operating expenses	$1,576	$755	$821	$827	$807

	For the six months ended
	June 30, 2016
	Consolidated	CTF	Frontier	June 30,
	Amount	Operations	Legacy	2015

Adjusted Operating Expenses

Total operating expenses	$3,594	$1,018	$2,576	$2,383

Subtract:
Depreciation and amortization	891	262	629	676
Acquisition and integration costs	265	-	265	92
Pension/OPEB costs	35	1	34	-
Adjusted operating expenses	$2,403	$755	$1,648	$1,615

	For the quarter ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,
Dividend Payout Ratio	2016	2016	2015	2016	2015

Numerator
Dividends paid on common stock	$123	$123	$106	$246	$211
Less: Dividends on June 2015 common
stock issuance	-	(18)	-	(18)	-
	$123	$105	$106	$228	$211

Denominator
Free cash flow (see Schedule A)	$250	$(45)	$200	$205	$396
Dividends on preferred stock	-	54	-	54	-
Incremental interest expense	-	178	-	178	-
Adjusted free cash flow	$250	$187	$200	$437	$396

Dividend payout ratio	49%	56%	53%	52%	53%